 Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AND SALE AGREEMENT

dated as of July 11, 2013

between

STEEL EXCEL INC.

and

IGO, INC.

(continued)

(continued)

Page

SECTION 8.5.	Governing Law; Jurisdiction; Waiver of Jury Trial	43
SECTION 8.6.	Counterparts; Facsimile Transmission of Signatures	43
SECTION 8.7.	Assignment; No Third Party Beneficiaries	43
SECTION 8.8.	Severability	44
SECTION 8.9.	Entire Agreement	44

Exhibit A	Conditions of the Offer
Exhibit B	Form of Tender and Voting Agreement
Annex I	Index of Defined Terms
Schedule 6.4(c)	Consents and Approvals

STOCK PURCHASE AND SALE AGREEMENT

This STOCK PURCHASE AND SALE AGREEMENT (this “Agreement”) is dated as of July 11, 2013, by and between STEEL EXCEL INC., a Delaware corporation (“Purchaser”), and IGO, INC., a Delaware corporation (the “Company”). Except where otherwise noted, capitalized terms used in this Agreement are defined in the Sections where they first appear. An index of such defined terms is provided as Annex I attached hereto.

Recitals

WHEREAS, the respective Boards of Directors of Purchaser and the Company have approved the acquisition of up to 44.0% of the outstanding shares (each a “Share” and, collectively, the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) on a Fully Diluted Basis (where “Fully Diluted Basis” means after taking into account all outstanding Shares and assuming the exercise, conversion or exchange of all options, warrants, convertible or exchangeable securities and similar rights, subject, however, to the provisions of Section 1.6 (a)), as of the close of business on July 11, 2013, by Purchaser on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser commence a cash tender offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to acquire the Shares at a price per Share of $3.95 (such per Share amount, the “Offer Price”), net to the seller in cash, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and material inducement to Purchaser’s willingness to enter into this Agreement, Purchaser has entered into a Tender and Voting Agreement (the “Tender Agreement”) with Adage Capital Partners, L.P. (“Adage”), a principal stockholder of the Company, with respect to the tender of Shares held by such stockholder, pursuant to which Adage has, among other matters, agreed to (i) tender the Shares beneficially owned by Adage in the Offer to facilitate satisfaction of the Minimum Condition under the Offer (where “Minimum Condition” means at least 30% of the Company Common Stock on a Fully Diluted Basis), (ii) support the Top-Up Purchase (as defined below) and the other transactions contemplated hereby, each on the terms and subject to the conditions set forth in the Tender Agreement, and (iii) certain restrictions on any sale, transfer or other disposition of Shares beneficially held by Adage, other than pursuant to the Offer;

WHEREAS, following the closing of the Offer, in the event the Offer is not fully subscribed, it is proposed that the Purchaser purchase, and the Company sell to Purchaser, such number of newly issued Shares (the “Top-Up Purchase Shares”) that, when added to the number of shares of Company Common Stock owned by Purchaser following consummation of the Offer, constitutes 44.0% of the shares of Company Common Stock then outstanding on a Fully Diluted Basis, at the Offer Price, on the terms and subject to the conditions set forth herein (the “Top-Up Purchase”); and

WHEREAS, the respective Boards of Directors of Purchaser and the Company have (i) determined that this Agreement and the Transactions (as defined in Section 1.4(a)), including the Offer and the Top-Up Purchase, are advisable, fair to and in the best interests of their respective stockholders and (ii) approved this Agreement, the Tender Agreement and the Transactions, including the Offer and the Top-Up Purchase, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

ARTICLE 1
THE OFFER AND PURCHASE

SECTION 1.1. The Offer.

(a)     Commencement of the Offer. As promptly as practicable but in no event later than ten business days (as defined in Rule 14d-1(g)(3) promulgated by the United States Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), after the date of this Agreement, Purchaser shall commence (within the meaning of Rule 14d-2 under the Exchange Act), the Offer within the meaning of the applicable rules and regulations of the SEC. The obligations of Purchaser to accept for payment, and pay for, any shares of Company Common Stock tendered pursuant to the Offer are subject to the conditions set forth in Exhibit A. The initial expiration date of the Offer shall be the 20th business day following the commencement of the Offer (determined using Exchange Act Rule 14d-1(g)(3)). The Offer may not be terminated prior to its scheduled expiration (as such expiration may be extended or re-extended in accordance with this Agreement), unless this Agreement is terminated in accordance with Section 7.1. Purchaser expressly reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the consent of the Company, Purchaser shall not (i) reduce the number of shares of Company Common Stock subject to the Offer, (ii) reduce the Offer Price, (iii) add to the conditions set forth in Exhibit A or modify any condition set forth in Exhibit A in a manner adverse to the holders of Company Common Stock, (iv) except as otherwise provided in this Section 1.1, extend the Offer, (v) change the form of consideration payable in the Offer, (vi) waive or modify the Minimum Condition, or (vii) otherwise amend the Offer in any manner adverse to the holders of Company Common Stock. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer. In addition, if at the initially scheduled or any extended expiration date of the Offer, any of the conditions to the Offer set forth in Exhibit A (other than any conditions which by their nature are to be satisfied at the closing of the Offer) are not satisfied or, if permitted, waived, Purchaser shall extend the Offer in increments of not more than ten business days each until such time as such conditions are satisfied or waived; provided that Purchaser shall not be required to extend the Offer beyond the Outside Date (as defined in Section 7.1(b)(i)).

(b)     Tender Offer Statement. On the date of commencement of the Offer, Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the “Offer Documents”). If Purchaser or the Company is unable to complete the Offer Documents within 10 business days of the date of this Agreement, Purchaser and the Company may consent (which consent shall not be unreasonably withheld or delayed) to delay the date of commencement of the Offer to the earliest practicable date and in no event beyond any date required by any state or federal statute, law, ordinance, rule, judgment, decree or regulation (“Law”). The Company shall promptly furnish to Purchaser all information concerning the Company that is reasonably requested by Purchaser, or is required by the Exchange Act or other applicable Law, to be set forth in the Offer Documents. Subject to Section 3.4, Purchaser agrees that the Offer Documents shall comply in all material respects with the requirements of applicable federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Purchaser and the Company shall each promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Purchaser shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and any amendments thereto prior to filing such documents with the SEC or dissemination of such documents to the stockholders of the Company. Purchaser shall provide the Company and its counsel in writing with any comments Purchaser or its counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, shall consult with the Company and its counsel prior to responding to such comments, and shall provide to the Company and its counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff.

(c)     Solicitation/Recommendation Statement. On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”) describing the recommendations referred to in Section 2.3(b) (subject to Section 5.6(b) and (c)) and shall mail the Schedule 14D-9 to the holders of Company Common Stock. Subject to Section 2.8, the Company agrees that the Schedule 14D-9 shall comply in all material respects with the requirements of applicable federal securities laws and, on the date first filed with the SEC and on the date first published, sent or given to the Company’s stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. The Company and Purchaser shall each promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the holders of Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company shall provide Purchaser and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, shall consult with Purchaser and its counsel prior to responding to such comments, and shall provide to Purchaser and its counsel a copy of any written responses thereto and telephonic notice of any oral responses or discussions with the SEC staff.

(d)     Communication with Stockholders. In connection with the Offer, the Company shall instruct its transfer agent to furnish Purchaser promptly with mailing labels containing the names and addresses of the record holders of Company Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of Company Common Stock, and shall furnish to Purchaser such information and assistance (including updated lists of stockholders, security position listings and computer files) as Purchaser may reasonably request in communicating the Offer to the holders of Company Common Stock. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Transactions, Purchaser shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Transactions and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in its possession.

(e)     Closing of the Offer. On the terms and subject to the conditions of the Offer (as set forth in the Offer Documents) and this Agreement (including, as applicable to the Offer, the conditions set forth on Exhibit A hereto, Section 1.1(f) and Article 6 herein), other than any such conditions which by their nature cannot be satisfied until the date of the Offer Closing, Purchaser shall accept for payment and pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer, and in any event within three business days after the expiration of the Offer (such time, the “Offer Closing”). Prior to the Offer Closing, Purchaser shall enter into an agreement with such bank or trust company as may be designated by Purchaser and reasonably acceptable to the Company (the “Exchange Agent”), which shall provide for the payment of the Offer Price in accordance with the terms of the Offer. Purchaser shall deposit with the Exchange Agent reasonably prior to the Offer Closing, and no less than five days prior thereto, for the benefit of the holders of the Shares, for payment by the Exchange Agent in accordance with this Section 1.1(e), the cash necessary to pay for the Shares validly tendered and not withdrawn pursuant to the Offer (the “Exchange Fund”). Any portion of the Exchange Fund that remains undistributed to the holders of Shares upon the completion of the Offer shall be used to fund the Top-Up Purchase, as necessary. Any portion of the Exchange Fund that remains undistributed after the consummation of the Transactions shall be delivered to Purchaser upon demand.

(f)     Proration.

(i) If and to the extent that a number of shares of Company Common Stock greater than 44% of the shares of Company Common Stock outstanding on a Fully Diluted Basis as of the close of business on July 11, 2013 is validly tendered prior to the expiration of the Offer, and not properly withdrawn, then, in accordance with Section 14(d)(6) of the Exchange Act, the number of shares of Company Common Stock validly tendered and not properly withdrawn by each Company stockholder shall be deemed decreased on a pro rata basis (with fractional Shares rounded to the nearest whole Share) such that the aggregate number of shares of Company Common Stock accepted for payment, and paid for, in the Offer by Purchaser shall be equal to 44% of the shares of Company Common Stock outstanding on a Fully Diluted Basis as of the close of business on July 11, 2013.

(ii) Purchaser shall return all shares not accepted for payment to such Company stockholder or, in the case of tendered shares delivered by book-entry transfer, credited to the account at the book-entry transfer facility from which the transfer had previously been made, promptly after the expiration or termination of the Offer in each case, in accordance with the procedures described in the Offer Documents.

SECTION 1.2. Top-Up Purchase.

(a)     Subject to Sections 1.2(b) and (c), in the event that, upon the Offer Closing, the Purchaser holds less than 44.0% of the shares of Company Common Stock outstanding as of the close of business on July 11, 2013 on a Fully Diluted Basis, the parties will complete the Top-Up Purchase, in which the Purchaser will purchase, and the Company will sell, the Top-Up Purchase Shares (after giving effect to the issuance of the Top-Up Purchase Shares) such that, upon completion of the Top-Up Purchase, the number of shares of Company Common Stock owned by Purchaser will constitute 44.0% of the shares of Company Common Stock on a Fully Diluted Basis as of the Top-Up Closing (as defined in Section 1.2(c)).

(b)          The Top-Up Purchase, if necessary, will occur as soon as practicable after the Offer Closing. The aggregate purchase price payable for the Top-Up Purchase Shares shall be determined by multiplying the number of such Top-Up Purchase Shares by the Offer Price. Purchaser shall pay such purchase price to the Company in cash by wire transfer of immediately available funds in accordance with Section 1.1(e).

(c)     The closing of the Top-Up Purchase (the “Top-Up Closing”) shall occur on a date to be specified by the parties (the “Top-Up Closing Date”), which shall be (i) in the event stockholder approval of the Top-Up Purchase is required by Law and subject to satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Section 6.4, Section 6.5 and Section 6.6, no later than the third business day following the approval by the Company stockholders of the Top-Up Purchase or (ii) in the event stockholder approval of the Top-Up Purchase is not required by Law and subject to satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Section 6.4, Section 6.5 and Section 6.6, no later than the third business day following the Offer Closing, in each case at the offices of DLA Piper LLP (US) at 2525 East Camelback Road, Suite 1000, Phoenix, Arizona 85016 unless another time, date or place is agreed to in writing by the parties hereto. At the Top-Up Closing, Purchaser shall cause to be delivered to the Company the cash consideration required to be delivered in exchange for the Top-Up Purchase Shares, and the Company shall cause to be issued to Purchaser a certificate representing such shares.

SECTION 1.3. Maximum Purchase Limitation. Notwithstanding anything to the contrary herein, in the event that acquisition by Purchaser of 44.0% of the Company Common Stock on a Fully Diluted Basis would result in a reduction in net operating losses or other deferred tax benefits (such net operating losses and other deferred tax benefits being collectively referred to herein as the “NOLs”) under Section 382 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), the amount to be purchased in the Offer or the Top Up Purchase, as the case may be, shall be reduced to the maximum amount permitted without triggering such loss in benefits, less 5.0%.

SECTION 1.4. Company Actions; Effective Time.

(a)     Approval. The Company hereby approves of and consents to the Offer, the Top-Up Purchase, the Tender Agreement and the other transactions contemplated by this Agreement (collectively, the “Transactions”).

(b)     Effective Time. The Transactions contemplated herein shall become effective at 11:00 a.m. (East Coast time) on the date of the Offer Closing or, if the Top-Up Purchase is necessary under Section 1.2, the Top-Up Closing Date with respect to all Transactions other than the Offer (such time in either event, the “Effective Time”).

SECTION 1.5. Restricted Securities. Purchaser acknowledges that, upon the successful consummation of the Transactions, Purchaser will be deemed an Affiliate of the Company. “Affiliate” means, as to any individual, corporation, partnership, limited partnership, joint venture, association, trust, unincorporated organization, limited liability company or other entity (each, a “Person”), any other Person which, directly or indirectly, through one or more intermediaries, is in control of, is controlled by or is under common control with such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise. Further, the Purchaser may acquire, via the Offer, and will acquire, via the Top-Up Purchase, Shares that are not registered under the Securities Act of 1933, as amended (the “Securities Act”). Such Shares have been or will be issued in reliance upon an exemption thereunder for transactions not involving a public offering and will be subject to transfer restrictions. Purchaser represents and warrants to the Company that Purchaser is, or will be upon the purchase of the Shares, an “Accredited Investor,” as defined in Rule 501 of Regulation D under the Securities Act. Purchaser agrees that any such non-registered Shares are being and will be acquired by Purchaser for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

SECTION 1.6. Company Options; Restricted Stock Units.

(a)     As soon as practicable following the date of this Agreement, the Board shall adopt such resolutions or take such other actions as may be required to provide for accelerated vesting in full of (i) any outstanding options to purchase shares of Company Common Stock, upon consummation of the Offer, and (ii) all restricted stock units, such that holders may participate in the Offer.

(b)     Purchaser acknowledges and agrees that the Transactions will constitute (i) a “Change in Control” (upon the consummation of the Offer and election of the Purchaser Designees under Section 5.9(a)) under the employment agreement of Mr. Michael D. Heil, and that termination of Mr. Heil at the Offer Closing pursuant to Section 6.2 hereof shall constitute a “Termination Event” under his employment agreement and a change of control under the termination and change of control program adopted for Mr. Heil by the Compensation and Human Resources Committee of the Company Board (the “Compensation Committee”) on April 11, 2011, resulting in payments to him of $849,150 in cash, plus accrued paid time off, continued health benefits for an 18-month period thereafter, and the other benefits provided thereunder, and (ii) a “change in control” under the termination and change of control program adopted for Mr. Phillip Johnson by the Compensation Committee on April 10, 2012, such that any termination of Mr. Johnson in connection with the Transactions will result in severance payments to him equal to twelve months of his salary and targeted annual bonus, plus accrued paid time off, continued health benefits for a 12-month period thereafter, and the other benefits provided thereunder.

(c)     Nothing herein shall have an effect on the Employee Stock Purchase Plan, which shall continue in effect during the Transactions.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise (i) set forth in all forms, reports, schedules, registration statements, definitive proxy statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC since January 1, 2010 and prior to the date of this Agreement (other than any disclosures contained in or referenced therein under the captions “Risk Factors” or “Forward Looking Statements”) (collectively, the “Company SEC Reports”), or (ii) as set forth in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Purchaser dated as of the date hereof, which Company Disclosure Schedule identifies by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and constitutes an exception hereto and disclosure made pursuant to any section of the Company Disclosure Schedule shall be deemed to be disclosed against each of the other sections of this Agreement to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made (without reference to the underlying documents referenced therein), the Company hereby represents and warrants to Purchaser as follows:

SECTION 2.1. Organization. Each of the Company and any Significant Subsidiary of the Company (collectively, the “Company Subsidiaries,” where “Significant Subsidiary” has the meaning ascribed to it under Rule 1-02 of SEC Regulation S-X) is a corporation, limited liability company or limited partnership duly organized, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each of the Company and the Company Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. A “Company Material Adverse Effect” means any event, occurrence, fact, condition, development or change that is, or would reasonably be expected to, individually or in the aggregate, have a material adverse effect on (i) the business, operations, assets, liabilities, NOLs, prospects, financial condition or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Transactions; provided, however, that Company Material Adverse Effect shall not include any event, occurrence, fact, condition, development or change of a state of circumstances resulting from, relating to or arising out of any (A) general political, economic or market conditions or general changes or developments in the industry in which the Company and its Subsidiaries operate to the extent that such conditions, changes or developments do not have a disproportionate impact on the Company and its Subsidiaries, relative to the industry generally in which they operate, (B) acts of terrorism or war (whether or not declared) or natural disasters, (C) the Transactions or the announcement or performance thereof, including any negative impact on or disruption in relationships with customers, suppliers, distributors, employees or similar relationships, (D) changes in Law or any applicable accounting regulations or principles or the interpretations thereof, (E) changes in the price or trading volume of the Company’s stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso), (F) any failure by the Company to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso), (G) any condition, development or circumstance disclosed in the Company SEC Reports, or (H) the taking of any action required by this Agreement or expressly approved or permitted in writing by Purchaser, or the failure to take any action prohibited by this Agreement.

SECTION 2.2. Capitalization. The authorized capital stock of the Company consists of (i) 90,000,000 shares of Company Common Stock and (ii) 15,000,000 shares of preferred stock, par value $0.01 per share, (“Company Preferred Stock”). As of the close of business on June 20, 2013: (A) 2,912,099 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued or outstanding; (C) 2,500 Shares of Series A Preferred Stock were reserved for issuance; (D) 6,168 shares of Series B Preferred Stock were reserved for issuance, (E) 90,000 shares of Series H Junior Participating Company Preferred Stock were reserved for issuance upon exercise of the rights issued or issuable (the “Rights”) under the Amended and Restated Rights Agreement dated as of June 20, 2013 between the Company and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agreement”); (F) no shares of Company Common Stock were held by the Company in its treasury; (G) 254,884 shares of Company Common Stock were reserved for issuance under the Stock Plans; (H) there were 30,026 outstanding Restricted Stock Units of the Company, and (I) there were outstanding options to purchase 45,833 shares of Company Common Stock. Such issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and nonassessable, and are free of preemptive rights. During the period from March 31, 2013 to the date of this Agreement, (i) there have been no issuances by the Company of shares of capital stock of the Company other than issuances of capital stock of the Company pursuant to the vesting of Restricted Stock Units and the exercise of options outstanding on such date and (ii) there have been no issuances of options or other options, warrants or other rights to acquire capital stock of the Company. Except as otherwise set forth under the Rights Agreement, the Company has not, subsequent to June 20, 2013, declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. Other than the Company Common Stock, there are no outstanding bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote (or, other than the outstanding options and Rights, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

SECTION 2.3. Authorization; No Conflict.

(a)     The Company has the requisite corporate power and authority to enter into and deliver this Agreement, and all other agreements and documents contemplated hereby to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions have been duly authorized by the Board of Directors of the Company at the effective time of this Agreement (the “Company Board”). No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions except, as may be necessary in the case of the Top-Up Purchase and any other Transactions for which stockholder approval is required by Law, the requisite approval by the stockholders of the Company as determined in accordance with the Company’s certificate or articles of incorporation, its bylaws and applicable Law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)     The Company Board, at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving this Agreement, the Tender Agreement, the Offer, the Top-Up Purchase and the other Transactions, (ii) determining that the terms of the Offer, the Top-Up Purchase and the other Transactions are fair to and in the best interests of the Company and its stockholders, and (iii) recommending that the holders of Company Common Stock accept the Offer and tender their shares of Company Common Stock pursuant to the Offer. Such resolutions are sufficient to render inapplicable to Purchaser and this Agreement, the Offer, the Top-Up Purchase and the other Transactions the provisions of Section 203 of the DGCL.

(c)     None of the Company’s execution and delivery of this Agreement and the Tender Agreement, the performance of the Company’s obligations hereunder and thereunder, consummation by the Company of the Transactions or compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws or other similar organizational documents of the Company or any of the Company Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as defined in Section 2.4) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any judgment, ruling, order, writ, injunction or decree (“Judgment”) or any Law applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(d)     No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign governmental or regulatory authority (a “Governmental Authority”) is necessary to be obtained or made by the Company or any Company Subsidiary in connection with the Company’s execution, delivery and performance of this Agreement or the Tender Agreement, or the consummation by the Company of the Transactions, except for (i) the filing with the SEC of (A) the Schedule 14D-9, (B) a proxy statement, if necessary, relating to the Company Stockholders Meeting (as defined in Section 5.1(b)) (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”), (C) any information statement required by Rule 14f-1 promulgated by the SEC under the Exchange Act (the “Information Statement”) in connection with the Offer and (D) such reports under Section 13 or 16 of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the Transactions, (ii) compliance with the rules of The Nasdaq Stock Market LLC (“Nasdaq”), and (iii) compliance with the “blue sky” laws of various states, and except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

SECTION 2.4. Subsidiaries. All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by a Company Subsidiary free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any Company Subsidiary. There are no agreements requiring the Company or any Company Subsidiary to make contributions to the capital of, or lend or advance funds to, any Company Subsidiary. As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, except for “Permitted Liens”, which means: (i) as to the capital stock of a Company Subsidiary, restrictions on transfer imposed by applicable securities Laws, and (ii) as to personalty or leasehold interests (A) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business, (B) liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (C) liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith, (D) liens disclosed in the Company Financial Statements or the notes thereto, (E) recorded or unrecorded easements, covenants, restrictions, rights-of-way, zoning, building restrictions and other similar matters, (F) landlord’s or lessor’s liens under leases to which the Company or a Company Subsidiary is a party, and (G) imperfections of title, licenses or liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the business of the Company and its Subsidiaries as currently conducted.

SECTION 2.5. Company SEC Reports and Financial Statements.

(a)     Since January 1, 2010, the Company has timely filed with the SEC all Company SEC Reports required to be filed by the Company with the SEC, except as disclosed in the Company SEC Reports. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b)     The consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with United States generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments). Except as reflected in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, other than any liabilities incurred in the ordinary course of business since March 31, 2013 or as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

(c)     With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports filed since March 13, 2013, the principal executive officer and principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company) have made all certifications required by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC.

(d)     The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated by the SEC under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company and the Company Subsidiaries required to be disclosed in the Company’s reports filed or submitted under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

(e)     The Company and each of its Subsidiaries has established, maintains and adheres to a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) promulgated by the SEC under the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide that transactions are executed in material compliance with management’s general or specific authorizations, and (iii) provide reasonable assurances of prevention or timely detection of the unauthorized acquisition, use or disposition of the Company's and its Subsidiaries' assets that could have a material effect on the Company's financial statements. Except as otherwise set forth in Section 2.5 of the Company Disclosure Schedule, neither any executive officer of the Company nor, to the knowledge of the Company, any executive officer of its Subsidiaries (including, to the knowledge of the Company, any employee thereof) nor, to the knowledge of the Company, the Company’s independent auditors has identified or been made aware of (A) since January 1, 2010, any “significant deficiency” or “material weakness” (as defined in Rule 1-02(a)(4) of Regulation S-X promulgated by the SEC) in the system of internal accounting controls utilized by the Company, or (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.

(f)     The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

SECTION 2.6. Absence of Material Adverse Changes, etc. Except as otherwise set forth in Section 2.6 of the Company Disclosure Schedule, since March 31, 2013, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and between March 31, 2013 and the date of this Agreement, there has not been or occurred:

(a)     any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

(b)     any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b).

SECTION 2.7. Litigation. Except as otherwise set forth in Section 2.7 of the Company Disclosure Schedule, as of the date hereof, there are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending and served or, to the knowledge of the Company, pending and not served or threatened, to which the Company or any of the Company Subsidiaries is a party that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. There are no Judgments of any Governmental Authority or arbitrator outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect.

SECTION 2.8. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser in writing specifically for inclusion or incorporation by reference in the Schedule 14D-9, the Information Statement or the Proxy Statement.

SECTION 2.9. Broker’s or Finder’s Fees.  Except for Roth Capital Partners, LLC (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

SECTION 2.10. Employee Plans.

(a)     As used in this Agreement, “Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof and under which the Company or any Company ERISA Affiliate would reasonably be expected to have any material liability. As used in this Agreement, “Employee Benefit Plan” means any material plan, program, policy, practice, agreement or other arrangement, relating to pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, supplemental unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control or fringe benefits.

(b)     With respect to each Company Employee Benefit Plan as of the date hereof, the Company has made available to Purchaser a true, correct and complete copy of: (i) each written Company Employee Benefit Plan and all amendments thereto, if any; (ii) the most recent Annual Report (Form 5500 Series) including all applicable schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any; and (v) all material notices given to such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by the Internal Revenue Service, Department of Labor, Pension Benefit Guarantee Corporation, or other governmental agency relating to such Company Employee Benefit Plan. For the purposes of this Agreement, a document shall be deemed to have been “made available” by the Company if it has been provided or otherwise made accessible to Purchaser or its legal counsel or other advisors in connection with the negotiation of this Agreement and the Transactions contemplated hereby in the Company SEC Reports or by posting such information to a “virtual data room” available to Purchaser.

(c)     Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked (or if not determined to be so qualified, such Company Employee Benefit Plan may still be amended within the remedial amendment period to cure any qualification defect to the extent permitted by Law), and to the Company’s knowledge, no event has occurred and no condition exists that would reasonably be expected to materially adversely affect the qualified status of any such Company Employee Benefit Plan.

(d)     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Employee Benefit Plan has been operated and administered in accordance with its provisions and in compliance with all applicable provisions of the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”) and the Code; and (ii) all contributions required to be made to any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports.

(e)     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, as a fiduciary or party in interest with respect to any Company Employee Benefit Plan; and (ii) to the knowledge of the Company, no prohibited transaction has occurred with respect to any Company Employee Benefit Plan.

(f)     Neither the Company nor any Company ERISA Affiliate has, at any time during the last six years, sponsored, contributed to or been obligated to contribute to any pension plan subject to Title IV of ERISA, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA).

(g)     No Company Employee Benefit Plan that is a welfare plan within the meaning of Section 3(1) of ERISA provides benefits or coverage following retirement or other termination of employment other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state Law, or claims incurred on or before the end of the month on or immediately following the termination date of any employee.

(h)     Except as may be applicable for the termination of any executive officer of the Company as set forth in Section 1.6 of the Agreement, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any material payment (including without limitation severance, unemployment compensation, bonus or otherwise) becoming due to any director, officer or employee of the Company under any Company Employee Benefit Plan or otherwise, (ii) result in a payment or benefit becoming due to any director, officer or employee of the Company under any Plan or otherwise which will be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code that is subject to the imposition of an excise tax under Section 4999 of the Code, (iii) materially increase any benefits otherwise payable under any Company Employee Benefit Plan, or (iv) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

SECTION 2.11. Opinion of Financial Advisor. The Company Board has received from the Company Financial Advisor an opinion to the effect that, as of the date of the opinion and subject to the qualifications, considerations, assumptions and limitations set forth therein, the consideration to be received by holders of Company Common Stock in the Offer and by the Company in the Top-Up Purchase is fair, from a financial point of view, to the holders of the Company Common Stock (other than Purchaser and its Affiliates).

SECTION 2.12. Taxes.

(a)     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, complete and correct; and (ii) all Taxes shown as due on such Tax Returns have been paid in full and the Company and each Company Subsidiary has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended December 31, 2012 are adequate to cover all Taxes accruing through such date. There are no Liens on any of the assets, rights or properties of the Company or any Company Subsidiary with respect to Taxes, other than (i) Liens for Taxes not yet due and payable or for Taxes that the Company or a Company Subsidiary is contesting in good faith through appropriate proceedings or (ii) any Lien that, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, there is no claim, audit, action, suit, proceeding or investigation currently pending or, to the knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary.

(c)     Since January 1, 2010, neither the Company nor any Company Subsidiary has been a party to a “listed transaction” within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d)     Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority, and excluding commercial Contracts entered into in the ordinary course of business, such as leases and loan agreements, that are not primarily related to Taxes).

(e)     The federal income Tax Returns of the Company and the Company Subsidiaries have been examined by and settled with the United States Internal Revenue Service or have expired or otherwise have been closed by virtue of the expiration of the relevant statute of limitations for all taxable periods ending on or before December 31, 2008.

(f)     Since January 1, 2010, neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(g)     As used in this Agreement “Taxes” means all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges, imposed by any federal, state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions to tax applicable or related thereto. As used in this Agreement, “Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other governmental authority in connection with Taxes.

SECTION 2.13. Environmental Matters.

(a)     Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(i)     The Company and the Company Subsidiaries have been and are otherwise in compliance with all applicable Environmental Laws and there are no pending or, to the knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any Company Subsidiary relating to any liability under any Environmental Law.

(ii)     To the knowledge of the Company, there are no conditions on any real property owned, leased or operated by the Company or any Company Subsidiary, and the Company has not received notice of any condition on any property owned, leased or operated by any treatment, storage, or disposal facilities used by the Company or any Company Subsidiary, that would reasonably be expected to give rise to any violation of or result in any liability under any Environmental Laws.

(iii)     All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any Company Subsidiary have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations.

(b)     As used in this Agreement, (i) “Environmental Laws” means any federal, foreign, state and local Law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common Law, pertaining to Hazardous Substances, pollution, the environment, the protection of the environment or human health and safety, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local Law and (ii) “Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable Law of any applicable Governmental Authority relating to or imposing liability or standards of conduct pertaining thereto.

SECTION 2.14. Compliance with Laws.

(a)     Neither the Company nor the Company Subsidiaries is in violation of any Law applicable to the Company or the Company Subsidiaries or by which any of their respective properties are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation, or any investigation with respect to any such Law, except for any such violation that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect.

(b)     The Company and the Company Subsidiaries have all registrations, franchises, applications, licenses, requests for approvals, exemptions, permits and other regulatory authorizations (“Authorizations”) from Governmental Authorities required to conduct their respective businesses as now being conducted, except for any such Authorizations the absence of which would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. No suspension or cancellation of any Authorizations of the Company or the Company Subsidiaries is pending or, to the Company’s knowledge, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except for any failures to be in compliance that would not, or would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all such Authorizations.

SECTION 2.15. Intellectual Property.

(a)     Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, either the Company or a Company Subsidiary owns, or is licensed to use, subject to any existing licenses or other grants to third parties, all Intellectual Property used in and necessary for the conduct of their respective businesses as currently conducted (collectively, the “Company Intellectual Property Rights”), free and clear of any Liens (other than Permitted Liens).

(b)     Except as set forth in Section 2.15 of the Company Disclosure Schedule or as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, (i) there are no pending, or to the knowledge of the Company threatened, (A) claims by any Person, alleging infringement, misappropriation, violation or dilution by the Company or the Company Subsidiaries of any Intellectual Property of a third party or challenging the validity, enforceability, scope, ownership or use of any of the Company Intellectual Property Rights and (B) claims by the Company or its Subsidiaries alleging infringement, misappropriation, violation or dilution by a third party of any Company Intellectual Property Rights; (ii) no Company Intellectual Property Right will terminate or cease to be a valid right of the Company or the Company Subsidiaries by reason of the execution and delivery of this Agreement by the Company, the performance of the Company of its obligations hereunder, or the consummation by the Company of the Transactions; and (iii) the Company has not granted any license, sublicenses or any other rights in, to or under the Company Intellectual Property Rights. As used in this Agreement, “Intellectual Property” means any or all of the following and all rights in: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, reexaminations, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether or not patentable), invention disclosures, trade secrets, know how, business methods, technical data and customer lists, and other tangible or intangible proprietary information; (iii) all software, computer programs, operating systems, applications, mobile applications, interfaces, firmware and modules (in both source code and object code form), and all data and databases and related documentation, (iv) all works of authorship, copyrights, mask works and database compilations, copyright registrations and applications therefor throughout the world; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, slogans, trade dress, corporate names and other indicia of source, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world and all goodwill associated therewith; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world (to the extent such rights may be transferred or waived under applicable Law); (viii) all web addresses, sites and domain names and numbers and any registrations therefor; and (ix) all copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

(c)     Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have paid all maintenance fees and filed all statements of use reasonably necessary to maintain and protect the Company Registered IP and (ii) none of the Company Registered IP owned by or in the case of pending applications, filed by or on behalf of the Company and its Subsidiaries is invalid or unenforceable in whole or part. As used in this Agreement, “Company Registered IP” means all United States, international and foreign: (a) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, reexaminations, extensions, counterparts, continuations and continuations-in-part thereof; (b) registered trademarks, registered service marks, applications to register trademarks and applications to register service marks (including intent-to-use applications for trademarks or service marks); (c) registered copyrights and applications for copyright registration; and (d) domain name registrations and Internet number assignments, of the Company and its Subsidiaries. The Company has made available to Purchaser a true, correct and complete list of all Company Registered IP by posting such information to a “virtual data room” available to Purchaser.

(d)     Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to protect their rights in the Company Intellectual Property Rights and to protect any confidential information provided to them by any other Person under obligation of confidentiality.

SECTION 2.16. Employment Matters. Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is any such contract or agreement presently being negotiated, nor, to the knowledge of the Company, is there, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries.

SECTION 2.17. Insurance. To the Company’s knowledge, the Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses (taking into account the cost and availability of such insurance). All such insurance policies are in full force and effect and all related premiums have been paid to date.

SECTION 2.18. Material Contracts.

(a)     Other than this Agreement or as made available to Purchaser, none of the Company or any of the Company Subsidiaries is a party to or bound by: (i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC; (ii) any Contract containing covenants binding upon the Company or any Company Subsidiary that materially restricts the ability of the Company or any Company Subsidiary (or which, following the consummation of the Transactions could materially restrict the ability of the Company) to compete in any business that is material to the Company and the Company Subsidiaries, taken as a whole, as of the date of this Agreement, or with any person or in any geographic area, except for any such Contract that may be cancelled without penalty by the Company or any Company Subsidiary upon notice of 60 days or less; (iii) any Contract with respect to a material joint venture or material partnership agreement (excluding information technology Contracts); (iv) any Contract with any director, officer or Affiliate of the Company or any Company Subsidiary (other than any Company Employee Benefit Plan); (v) any Contract for the acquisition, disposition, sale or lease of material properties or assets (by merger, purchase or sale of stock or assets or otherwise); (vi) any employment, deferred compensation, severance, bonus, retirement or other similar agreement entered into by the Company or any Company Subsidiary, on the one hand, and any director or officer of the Company or any other employee of the Company or any Company Subsidiary receiving annual cash compensation of $150,000 or more, on the other hand; (vii) any Contract, other than Leases, contemplating payments by the Company or any Subsidiary of more than $250,000 in any calendar year; and (viii) each amendment, supplement or modification in respect of any of the foregoing Contracts or any commitment or agreement to enter into any of the foregoing contracts. Each such Contract described in clauses (i) through (viii) is referred to herein as a “Company Material Contract.” “Contract” means any agreement, contract, obligation, arrangement, undertaking or other commitment that is legally binding.

(b)     Each of the Company Material Contracts is valid and binding on the Company and each Company Subsidiary party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Company Material Adverse Effect. There is no default under any Company Material Contract by the Company or any Company Subsidiary and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any Company Subsidiary, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)     The Company has made available to Purchaser correct and complete copies of all Company Material Contracts, including any amendments thereto.

SECTION 2.19. Properties.

(a)     The Company or one of its Subsidiaries has good title to all the properties and assets reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or one of its Subsidiaries, or that have been acquired after the date thereof and that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Liens other than the Permitted Liens.

(b)     Except as would not, individually or in the aggregate, have had or reasonably be expected to have a Company Material Adverse Effect: (i) each lease or license pursuant to which the Company and the Company Subsidiaries leases or licenses any real property (collectively, the “Leases”) is valid and binding on the Company and each of its Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto; (iv) to the knowledge of the Company, the Company or one of its Subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease for the full term of the respective Lease free and clear of any Liens; and (v) the Company and Company Subsidiaries are in possession of the properties purported to be leased or licensed thereunder, have not assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease, or portion thereof, and have not entered into with any other person (other than another wholly-owned subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of any real property subject to a Lease, except, in the case of (ii) and (iii), as would not reasonably be expected to have a Company Material Adverse Effect.

(c)     The Company has made available to Purchaser correct and complete copies of all Leases, including any amendments thereto.

(d)     Neither the Company nor any of the Company Subsidiaries owns in fee any real property.

SECTION 2.20. Rights Agreement. The Company has amended, or will amend within five business days after the date of this Agreement, as necessary under the terms thereof, the Rights Agreement to provide that neither Purchaser nor any of its Affiliates will become an Acquiring Person (as defined in the Rights Agreement), that no Distribution Date or Stock Acquisition Date (as each are defined in the Rights Agreement) will occur, and that the Rights will not separate from the underlying shares of Company Common Stock or give the holders thereof the right to acquire securities of any party hereto, in each case as a result of the execution, delivery or performance of this Agreement or the consummation of the Offer, the Top-Up Purchase or the other Transactions.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule (the “Purchaser Disclosure Schedule”) delivered by Purchaser to the Company dated as of the date hereof, which Purchaser Disclosure Schedule identifies by reference to, or has been grouped under a heading referring to, a specific section of this Agreement and constitutes an exception hereto and disclosure made pursuant to any section of the Purchaser Disclosure Schedule shall be deemed to be disclosed against each of the other sections of this Agreement to the extent the applicability of the disclosure to such other section is reasonably apparent from the disclosure made (without reference to the underlying documents referenced therein), Purchaser represents and warrants to the Company as follows:

SECTION 3.1. Organization. Purchaser is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such franchises, licenses, permits, authorizations and approvals, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. A “Purchaser Material Adverse Effect” means a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement, or the Tender Agreement or to consummate the Offer, the Top-Up Purchase and the other Transactions. The copies of the certificate of incorporation and bylaws of Purchaser which are incorporated by reference as exhibits to Purchaser’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 3.2. Purchaser; Ownership of Shares. Purchaser does not own (directly or indirectly) any shares of Company Common Stock or hold any rights to acquire any shares of Company Common Stock except pursuant to this Agreement.

SECTION 3.3. Authorization; No Conflict.

(a)     Purchaser has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the Transactions have been duly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser (including any vote of any class or series of outstanding capital stock) are necessary to authorize the execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the Transactions. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency or similar Laws affecting the enforcement of creditors rights generally and equitable principles of general applicability.

(b)     The Board of Directors of Purchaser has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board, and not subsequently rescinded or modified in any way, approved this Agreement, the Offer, the Tender Agreement, the Top-Up Purchase and the other Transactions.

(c)     None of the execution and delivery of this Agreement and the Tender Agreement by Purchaser, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions herein or therein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Purchaser or any subsidiary of Purchaser (the “Purchaser Subsidiaries”), (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Purchaser or any of the Purchaser Subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Purchaser or any of the Purchaser Subsidiaries is a party or by which Purchaser or any of the Purchaser Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (d) below, violate any Judgment or Law applicable to Purchaser or any of the Purchaser Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(d)     No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is necessary to be obtained or made by Purchaser or any of the Purchaser Subsidiaries in connection with Purchaser’s execution, delivery and performance of this Agreement or the Tender Agreement or the consummation by Purchaser of the Transactions, except for (i) the filing with the SEC of the Offer Documents and such reports under Sections 13 or 16 of the Exchange Act, as may be required in connection with this Agreement and the Transactions, (ii) compliance with the rules of Nasdaq, and (iii) such consents, approvals, orders, authorizations, registrations, declarations or filings, the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 3.4. Information Supplied. None of the information supplied or to be supplied by Purchaser specifically for inclusion or incorporation by reference in (i) the Offer Documents, the Schedule 14D-9 or the Information Statement will, at the time such document is filed with the SEC, at any time it is amended or supplemented or at the time it is first published, sent or given to the holders of Company Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date it is first mailed to the holders of Company Common Stock or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing specifically for inclusion or incorporation by reference in the Offer Documents.

SECTION 3.5. Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of Purchaser or any Purchaser Subsidiary or under Purchaser’s or any Purchaser Subsidiary’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the Transactions.

SECTION 3.6. Absence of Litigation. There are no suits, actions or legal, administrative, arbitration or other proceedings or governmental investigations pending or, to the knowledge of Purchaser, threatened in writing against Purchaser or any of the Purchaser Subsidiaries or any of its or their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect. None of Purchaser or the Purchaser Subsidiaries is subject to any Judgment, except as would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 3.7. Availability of Funds; Solvency. Purchaser has available and will have available, the funds necessary to accept for payment and pay for any shares of Company Common Stock pursuant to the Offer and to consummate the Top-Up Purchase and the other Transactions.

SECTION 3.8. Other Agreements or Understandings. Purchaser has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Purchaser has furnished to the Company correct and complete copies thereof) between or among Purchaser, or any Affiliate of Purchaser, on the one hand, and any member of the Board of Directors or management of the Company or any person that owns 5% or more of the shares or of the outstanding capital stock of the Company, on the other hand.

SECTION 3.9. No Additional Representations. Purchaser acknowledges that it and its representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its representatives have desired or requested to review, and that it and its representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Purchaser acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Purchaser and its representatives except as expressly set forth in Article II and Section 1.1(c). Without limiting the foregoing, the Company makes no representation or warranty to Purchaser with respect to any financial projection or forecast relating to the Company or any of its Subsidiaries.

ARTICLE 4
CONDUCT OF BUSINESS

SECTION 4.1. Conduct of Business by the Company Pending the Consummation of the Transactions. The Company covenants and agrees that, prior to the Effective Time, unless Purchaser shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as expressly permitted or required pursuant to this Agreement:

(a)     The businesses of the Company and the Company Subsidiaries shall be conducted in the ordinary and usual course of business and consistent with past practices, and the Company and the Company Subsidiaries shall use their respective reasonable best efforts to maintain and preserve intact their respective business organizations and all significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them; and

(b)     Without limiting the generality of the foregoing Section 4.1(a), except as contemplated by this Agreement or as set forth in Section 4.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i)     (A) acquire, sell, lease, transfer or dispose of any assets, rights or securities that are material to the Company and the Company Subsidiaries, considered as a single enterprise, or (B) terminate, cancel, materially modify or enter into any material commitment, transaction, line of business or other agreement;

(ii)     acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof;

(iii)     amend or propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(iv)     declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v)     purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests, other than in connection with (x) the relinquishment of shares by former or current employees and directors of the Company in payment of withholding tax upon the vesting of Restricted Stock Units or (y) the cashless or net exercise of stock options;

(vi)     split, combine or reclassify any outstanding shares of its capital stock;

(vii)     except for any Company Common Stock issuable upon exercise of any stock options outstanding on the date hereof (or granted after the date hereof as permitted by this Agreement) or pursuant to the Rights Agreement, and the vesting of restricted stock awards granted prior to the execution of this Agreement, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date hereof;

(viii)     incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, except indebtedness incurred or guaranteed in the ordinary course of business;

(ix)     make any loans or advances, except to or for the benefit of employees or the Company Subsidiaries in the ordinary course of business;

(x)     except to the extent required in a written contract or agreement in existence as of the date of this Agreement or as set forth in information made available to Purchaser: (A) grant or increase any severance or termination pay to any current or former director, executive officer or employee of the Company or any Company Subsidiary (it being understood that the hiring of a new employee who is not an executive officer and who becomes subject to the existing severance and termination policies of the Company, or the payment of severance to an employee in accordance with the existing severance policies of the Company made available to Purchaser, shall not constitute the grant or increase in any severance or termination pay), (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any Company Subsidiary, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors or executive officers of the Company or any Company Subsidiary, or of employees of the Company or any Company Subsidiary, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan (other than as required by applicable Law), (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any Company Subsidiary not required by any existing agreement or employee benefit plan, or (G) take any action that would result in its incurring any obligation for any payments or benefits described in Subsections (i), (ii) or (iii) of Section 2.10(h) (without regard to whether the Transactions are consummated);

(xi)     except as required by applicable Law or by GAAP, make any changes in accounting methods or practices;

(xii)     other than in the ordinary course of business consistent with past practice, make any changes in its reporting for Taxes except as required by applicable Law; change or rescind any Tax election; make any change to its method of reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability; or enter into any transaction with an Affiliate outside the ordinary course of business if such transaction would give rise to a material tax liability;

(xiii)     settle, compromise or otherwise resolve any litigation or other legal proceedings outside the ordinary course of business consistent with past practice or as would result in any liability in excess of the amount reserved therefor or reflected on the balance sheets included in the Company Financial Statements and as would not have a Company Material Adverse Effect;

(xiv)     other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities;

(xv)     make or commit to make capital expenditures exceeding the aggregate budgeted amount set forth in the Company’s fiscal 2013 capital expenditure plan made available to Purchaser;

(xvi)     enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Company or any of its Subsidiaries; or

(xvii)     take or agree to take any of the actions precluded by Sections 4.1(a) or (b).

ARTICLE 5
ADDITIONAL AGREEMENTS

SECTION 5.1. Preparation of Proxy Statement; Stockholders Meetings.

(a)     If the Offer is consummated but does not result in the Purchaser acquiring the amount of Company Common Stock contemplated in Article 1, as soon as practicable following the Offer Closing, the Company shall prepare and file with the SEC the Proxy Statement, in preliminary form, seeking stockholder approval of the Top-Up Purchase and any other Transactions for which such approval is required by Law. Subject to the approval of the Board of Directors as constituted after the Offer Closing (the “Post-Offer Board”), the Proxy Statement also may include a proposal to amend the certificate of incorporation and bylaws of the Company to implement a restriction to prevent any new stockholders from acquiring shares representing 4.9% (or, if approved by the Post-Offer Board, 3.0%) of the outstanding shares of Company Common Stock (the “Acquisition Restrictions”). Each of the Company and Purchaser shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC and its staff with respect thereto. The Company shall notify Purchaser promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Purchaser with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the required stockholder vote there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the holders of Company Common Stock as promptly as practicable after filing with the SEC.

(b)     In conjunction with the Proxy Statement, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking stockholder approval of the Top-Up Purchase and any other Transactions for which such approval is required by Law, including the Acquisition Restrictions (if such proposals are approved by the Post-Offer Board). Unless the Company Board has withdrawn its recommendation of this Agreement, the Top-Up Purchase or the other Transactions prior to the Offer Closing in compliance with Section 5.6(b), the Company shall (i) through the Post-Offer Board, recommend to its stockholders that they vote in favor of the Top-Up Purchase and any other Transactions for which stockholder approval is required by Law, including the Acquisition Restrictions (if such proposals are approved by the Post-Offer Board), (ii) use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and approval of other Transactions for which stockholder approval is required by Law including the Acquisition Restrictions (if such proposals are approved by the Post-Offer Board), and (iii) take all other action reasonably necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to effect the Top-Up Purchase and any other Transactions, including the Acquisition Restrictions (if such proposals are approved by the Post-Offer Board).Once the Company Stockholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Stockholders Meeting without the consent of Purchaser, which shall not be unreasonably withheld or delayed (other than (x) for the absence of a quorum or (y) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of Company Common Stock prior to the Company Stockholders Meeting). Notwithstanding the foregoing, and for purposes of clarity, if Purchaser and any other Purchaser Subsidiary shall collectively acquire 44.0% of the Fully Diluted outstanding shares of the Company Common Stock through the Offer (as the same may be reduced under Section 1.3), the Company shall not file or mail the Proxy Statement or convene the Company Stockholders Meeting.

(c)     Purchaser shall cause all shares of Company Common Stock purchased pursuant to the Offer and all other shares of Company Common Stock owned by Purchaser or any Affiliate of Purchaser to be voted in favor of the Top-Up Purchase and any Transactions for which stockholder approval is required by Law.

SECTION 5.2. Public Statements. Subject to Section 5.6, the Company and Purchaser shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Transactions and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading market.

SECTION 5.3. Standard of Efforts.

(a)     Subject to the terms and conditions provided herein, the Company and Purchaser agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the Offer, the Top-Up Purchase (if necessary) and the other Transactions, including (i) obtaining all material consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the Offer, the Top-Up Purchase and the other Transactions, (ii) the taking of all steps as may be necessary to obtain any material approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) the obtaining of all material necessary consents from third parties, (iv) contesting and resisting of any action, including any legislative, administrative or judicial action, and seeking to have vacated, lifted, reversed or overturned, any Judgment (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Offer, the Top-Up Purchase or the other Transactions and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Purchaser shall have the right to review and approve in advance all characterizations of the information relating to Purchaser; and each of the Company and Purchaser shall have the right to review and approve in advance all characterizations of the information relating to the Transactions, in each case which appear in any material filing (including the Offer Documents, the Schedule 14D-9 and the Proxy Statement) made in connection with the Transactions. The Company and Purchaser agree that they shall consult with each other with respect to the obtaining of all such material, necessary permits, consents, approvals and authorizations of all third parties and Governmental Authorities. Notwithstanding the foregoing, the Company and the Company Board shall not be restricted from taking any action permitted by Section 5.6(b) or (c).

(b)     In furtherance of, and not in limitation of the foregoing, the parties hereto agree not to enter into any agreement with a Governmental Authority to delay or not to consummate the Offer, the Top-Up Purchase and the other Transactions, except with the prior written consent of the other parties hereto. Purchaser and the Company shall (x) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement, the Offer, the Top-Up Purchase or the other Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend, and (z) furnish the other party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Authority or its staff on the other hand, with respect to this Agreement, the Offer, the Top-Up Purchase and the other Transactions.

SECTION 5.4. Notification of Certain Matters. The Company agrees to give prompt notice to Purchaser of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions or (ii) any notice from any Governmental Authority in connection with the Transactions. Purchaser agrees to give prompt notice to the Company of (i) any written notice received from any Person alleging that the consent of such Person is required in connection with the Transactions or (ii) any notice from any Governmental Authority in connection with the Transactions. In no event shall the delivery of any notice by a party pursuant to this Section 5.4 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

SECTION 5.5. Access to Information; Confidentiality.

(a)     The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries, to, afford the officers, employees and agents of Purchaser, at their sole cost and risk, reasonable access during normal business hours from the date hereof through the Closing Date to its officers, employees, agents, properties, facilities, books, records, contracts and other assets and shall furnish Purchaser all financial, operating and other data and information as Purchaser through its officers, employees or agents, may reasonably request. Any such investigations shall be at the sole cost and risk of Purchaser, and conducted under the supervision of appropriate personnel of the Company and in a manner as not to unreasonably interfere with or disrupt the normal operation of the business of Company.

(b)     The provisions of the Confidentiality and Non-Disclosure Agreement dated January 2, 2013 between SP Asset Management LLC, a Delaware limited liability company, and the Company (the “Confidentiality Agreement”) shall remain in full force and effect in accordance with its terms and shall be applicable to Purchaser.

SECTION 5.6. No Solicitation.

(a)     From the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of the Company Subsidiaries to, nor shall it authorize or permit any officer, director or employee of the Company or of any of the Company Subsidiaries to, nor shall it authorize any financial advisor, attorney or other advisor or representative of the Company or any of the Company Subsidiaries to, directly or indirectly, (i) solicit, initiate, or knowingly take any action to facilitate or encourage the submission of, any Takeover Proposal (as hereinafter defined), (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), (iii) participate or engage in any discussions or negotiations regarding, or furnish or afford access to any Person any information with respect to, or knowingly take any action to facilitate or encourage any inquiries or the making of any proposal that constitutes, or would reasonably be expected to lead to, any Takeover Proposal, (iv) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of the Company Subsidiaries or (v) fail to make, withdraw, amend, modify or materially qualify, in a manner adverse to Purchaser, the Company recommendations referred to in Section 2.3(b); provided, however, that prior to the Effective Time, in response to an unsolicited written Takeover Proposal from a third party (and not withdrawn) that the Company Board determines in good faith (after receiving the advice of its financial advisor and outside counsel) is, or would reasonably be expected to result in or lead to, a Superior Proposal and that the failure to take such action would create a material risk of a breach by the Company Board of its fiduciary duties to the Company’s stockholders under applicable Law, the Company and its representatives may (x) furnish information with respect to the Company and the Company Subsidiaries to the person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement in customary form that is no less favorable to the Company than the Confidentiality Agreement (except that such confidentiality agreement shall contain additional provisions that expressly permit the Company to comply with the provisions of this Section 5.6) and (y) conduct such additional discussions as the Company Board shall determine (including solicitation of a revised Takeover Proposal). The Company shall ensure that its officers, directors and key employees and its investment bankers, attorneys and other representatives are aware of the provisions of this Section 5.6(a).

(b)     Notwithstanding the provisions of Section 5.6(a), at any time prior to the Effective Time, the Company Board (or the applicable committee thereof) may (i) withdraw (or amend or modify in a manner adverse to Purchaser), or publicly propose to withdraw (or amend or modify in a manner adverse to Purchaser), the recommendation or declaration of advisability by the Company Board of this Agreement, the Offer, the Top-Up Purchase or the other Transactions, (ii) recommend, or publicly propose to recommend, any Takeover Proposal, or (iii) to the extent permitted pursuant to and in compliance with Section 7.1(e)(i), authorize and allow the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal; provided that the Company Board (or the applicable committee thereof) determines in good faith (after receiving the advice of its financial advisor and outside counsel) that the failure to take such action would create a material risk of a breach by the Company Board of its fiduciary duties to the Company’s stockholders under applicable Law.

(c)     Nothing contained in this Section 5.6 shall prohibit the Company or the Company Board from (i) taking and disclosing to the holders of Company Common Stock a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or (ii) from making any disclosure to the holders of Company Common Stock, if in the good faith judgment of the Company Board (after consultation with outside counsel), failure to do so would be inconsistent with its obligations under applicable Law (including the Company Board’s duties of good faith and candor to the holders of Company Common Stock); provided that the Company Board shall not recommend that the stockholders of the Company tender their Company Common Stock in connection with any such tender or exchange offer unless the Company Board determines in good faith (after receiving the advice of its financial advisor) that such Takeover Proposal constitutes a Superior Proposal.

(d)     For purposes of this Agreement:

(i)     “Takeover Proposal” shall mean any bona fide proposal or offer (and not withdrawn) from any Person (other than Purchaser or any of its Affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Company or any Company Subsidiary of (A) the assets or businesses that constitute or represent 20% or more of the total revenue, operating income, or fair market value of the assets of the Company and its Subsidiaries, taken as a whole, or (B) 20% or more of the outstanding shares of Company Common Stock, in each case other than the Transactions.

(ii)     “Superior Proposal” means any bona fide written offer (which is not withdrawn) in respect of (i) any transaction as a result of which the holders of Company Common Stock cease to own at least 44% of the voting securities, on a fully diluted basis (subject to reduction as provided for in Section 1.3) of the ultimate parent entity resulting from such transaction or sale of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, or other similar transaction involving the acquisition of at least 44% of the outstanding Company Common Stock, on a fully diluted basis (subject to reduction as provided for in Section 1.3), that in any such case provides for consideration to the holders of Company Common Stock consisting of cash, securities or both cash and securities (it being understood that securities retained by the holders of Company Common Stock be included for purposes of this determination), and is on terms that the Company Board determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, legal and regulatory requirements, the ability to finance the proposal, anticipated timing of and prospects for consummating the transaction contemplated by the proposal, the identity of the party making the proposal and other aspects of the proposal that the Company Board deems relevant, (A) would, if consummated, result in a transaction that is more favorable to the holders of Company Common Stock from a financial point of view than the Transactions (including the terms of any proposal by Purchaser to modify the terms of the Transactions) and (B) is reasonably capable of being completed on the terms proposed.

(e)     In addition to the other obligations of the Company set forth in this Section 5.6, the Company shall (i) promptly notify Purchaser orally and in writing of any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same; (ii) contemporaneously with furnishing any non-public information concerning the Company's business, present or future performance, financial condition or results of operations, to any third party with respect to any Takeover Proposal, furnish or make available such information to Purchaser to the extent such information has not been previously provided to Purchaser (which may be by posting such information to a "virtual data room" available to Purchaser with written notice of such posting to Purchaser), (iii) provide to Purchaser three business days’ written notice prior to (A) withholding, withdrawing, amending or modifying in a manner adverse to Purchaser, or publicly proposing to withhold, withdraw, amend or modify in a manner adverse to Purchaser the Company recommendations referred to in Section 2.3(b) or (B) entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal as set forth in Section 5.6(b), advising Purchaser that the Company Board intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board and the identity of the Person making the proposal; and (iv) if Purchaser shall make a counterproposal following delivery of written notice of a Takeover Proposal or Superior Proposal, consider and cause its financial and legal advisors to consider in good faith the terms of such counterproposal.

SECTION 5.7. Indemnification and Insurance.

(a)     Purchaser agrees that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any Company Subsidiary or an employee of the Company or any Company Subsidiary or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been made available to Purchaser, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Transactions and shall remain in full force and effect.

(b)     For six years after the Effective Time, to the full extent permitted under applicable Law, the Company shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of this Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above.

(c)     Purchaser acknowledges and agrees that the Company shall maintain the Company’s officers’ and directors’ liability insurance policies, in effect on the date of this Agreement (the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that (i) the Company may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to directors or officers and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall the Company expend more than an amount per year equal to 300% of current annual premiums paid by the Company for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Company shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Purchaser acknowledges and agrees that the Company shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year “tail” policy on terms and conditions no less advantageous than the D&O Insurance, and such “tail” policy shall satisfy the provisions of this Section 5.7(c).

(d)     The obligations of the Company under this Section 5.7 shall survive the consummation of the Transactions and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.7 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7, each of whom may enforce the provisions of this Section 5.7).

(e)     If the Company or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of or the Company shall assume the obligations set forth in this Section 5.7.

SECTION 5.8. Section 16 Matters. Prior to the Effective Time, Purchaser and the Company shall take all such steps as may be required to cause any dispositions of equity securities of the Company (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 under the Exchange Act.

SECTION 5.9. Directors.

(a)          Subject to applicable Law, promptly upon the Offer Closing, Purchaser shall be entitled to nominate two directors to the Post-Offer Board, (the “Purchaser Designees”), and the Company shall use its reasonable best efforts to cause the Purchaser Designees to be so appointed. In connection with the foregoing, as a condition to and in connection with the Offer Closing, the Company shall obtain and deliver, at the Offer Closing, resignations of Michael D. Heil (in his capacity as a director) and at least one other director of the Company Board, such resignations to be effective as of or immediately after the Offer Closing (the “Director Resignations”), and take such actions as are reasonably necessary to enable Purchaser Designees to be appointed to the Post-Offer Board to fill the vacancies created by the Director Resignations as provided above; provided, however, that following the Offer Closing until the later of the next election of directors and July 11, 2014, (i) the number of directors of the Post-Offer Board shall remain at four; (ii) the Post-Offer Board shall have at least two directors who are or who are nominated by existing directors on the date of this Agreement and who are not officers of the Company or any Company Subsidiary (the “Pre-Existing Independent Directors”); and (iii) if the number of Pre-Existing Independent Directors shall be reduced below two for any reason whatsoever, the remaining Pre-Existing Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Pre-Existent Independent Directors for purposes of this Agreement or, if no Pre-Existing Independent Directors then remain, the remaining director(s) existing on the date of this Agreement shall designate persons to fill such vacancies who are not officers, stockholders or affiliates of the Company, any Company Subsidiary, or Purchaser, and such persons shall be deemed to be Pre-Existing Independent Directors for purposes of this Agreement.

(b)     The Company’s obligations to appoint designees to the Post-Offer Board shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly use its reasonable best efforts to take all actions required pursuant to Section 14(f) and Rule 14f-l in order to fulfill its obligations under this Section 5.9 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l to fulfill its obligations under this Section 5.9. Purchaser shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

(c)     The compensation of the directors on the Post-Offer Board will consist of (i) equity retainers having a value of $25,000 per annum payable in restricted shares of Company Common Stock and (ii) an annual cash retainer in the amount of $25,000.

(d)     After the Offer Closing, it is anticipated that the Post-Offer Board will consider, and may approve, actions to (i) amend the Rights Agreement to lower the threshold for becoming an Acquiring Person (as defined thereunder) from 4.9% to 3.0%, (ii) amend the certificate of incorporation (subject to the requisite approval of the Company stockholders) or bylaws of the Company to implement a restriction to prevent any new stockholders from acquiring shares representing 4.9% (or, if approved by the Post-Offer Board, 3.0%) or more of the outstanding shares of Company Common Stock, (iii) cause the Company to enter into a services agreement with an Affiliate of the Purchaser to manage certain administrative functions of the Company, and (iv) cause the Company to delist from Nasdaq and cease to be a reporting company under the Exchange Act as of or promptly after the Effective Time. It is also expected that Jack L. Howard will be appointed as Chairman of the Post-Offer Board.

SECTION 5.10. Protection of Tax Attributes. The Company and Purchaser hereby acknowledge, agree, and covenant that, for a period of at least three years from the Effective Time, they will not take any action, nor cause any of their Affiliates, successors, or assigns, to take any action, that would result in the impairment of the net operating losses and deferred tax benefits of the Company pursuant to Section 382 of the Code or any other similar state or other Law or restriction.

SECTION 5.11. Default Under Top-Up Purchase. In the event that the Purchaser defaults under its obligations to consummate the Top-Up Purchase, then, notwithstanding anything to the contrary herein, (i) one of the Purchaser Designees, as determined by Purchaser, shall be required to immediately resign from the Post-Offer Board, with the resulting vacancy to be filled by appointment of the Pre-Existing Independent Directors, provided, however, nothing shall prohibit Purchaser from exercising any of its rights as a stockholder of iGo with respect to the election of iGo’s directors, (ii) for a period of one year after the date of this Agreement, neither Purchaser nor any Affiliate of Purchaser shall purchase or otherwise acquire, or cause the Company to purchase or acquire, any Company Common Stock at a price of less than $3.95 per share of Company Common Stock without the prior consent of the Pre-Existing Board, and (iii) the Purchaser shall return or forfeit, as the case may be, any reimbursement of expenses or fees to which it otherwise would be entitled under Section 7.3.

ARTICLE 6
CONDITIONS

SECTION 6.1. Conditions to Each Party’s Obligation To Consummate the Offer. The respective obligations of each Party to consummate the Offer are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of each of the following conditions:

(a)     Consents and Approvals. Any material consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority or other third party that is necessary to be obtained or made in connection with the consummation of the Offer, have been obtained or made.

(b)     No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Offer illegal or otherwise prevent the consummation thereof; provided that the party seeking to assert this condition shall have used those efforts required hereunder to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition.

SECTION 6.2. Conditions to Obligations of Purchaser to Consummate the Offer. The obligation of Purchaser to consummate the Offer is further subject to the following conditions:

(a)     No Company Material Adverse Effect. Since the date of this Agreement, no fact or event has occurred or circumstance or change arisen that, individually or taken together with all other facts, circumstances, and events, has had a Company Material Adverse Effect.

(b)     Company Indebtedness; Minimum Cash and Cash Equivalents. The Company shall have no indebtedness for borrowed money (which, for purposes of clarity, shall exclude the liabilities set forth in the latest balance sheet included in the Company SEC Reports) and shall have, at minimum, cash, cash equivalents and marketable securities in the amount of $9,000,000 prior to accounting for any transaction fees and expenses, severance costs and net excise, stock buyback, and other items or expenses referenced in Section 1.6, costs to obtain “tail” D&O insurance of the Company in accordance with Section 5.7(c), and other similar costs and expenses associated with the consummation of the Transactions.

(c)     Conditions to the Offer. Each of the conditions to the Offer set forth in Exhibit A shall have been satisfied or otherwise waived by Purchaser.

(d)     Director Resignations. The Company shall have obtained and delivered the Director Resignations as set forth in Section 5.9.

(e)     Termination of Officer. The Company shall have terminated the employment of Michael D. Heil as President, Chief Executive Officer and Secretary of the Company without cause, such termination to be effective at or immediately after the Effective Time.

(f)     Director Appointments. The Purchaser Designees shall have been appointed to the Post-Offer Board as set forth in Section 5.9.

(g)     Impairment of NOLs. Consummation of the Offer or the Transactions would not result, or not be reasonably likely to result, in any reduction or impairment in the NOLs under Section 382 of the Code.

(h)     Performance of Company Obligations. The Company shall have performed in all material respects all other obligations to be performed by it under this Agreement at or prior to the Offer Closing.

SECTION 6.3. Conditions to Obligation of the Company. The obligation of the Company to consummate the Transactions is further subject to the following conditions:

(a)     Purchase of Tendered Shares. Subject to Section 1.1(f), Purchaser shall have purchased or accepted for purchase all Shares validly tendered and not withdrawn pursuant to the Offer.

(b)     Performance of Purchaser Obligations. Purchaser shall have performed in all material respects all other obligations to be performed by it under this Agreement at or prior to the Offer Closing.

SECTION 6.4. Conditions to Each Party’s Obligation to Consummate the Top-Up Purchase. The respective obligations of each Party to consummate the Top-Up Purchase are subject to the following conditions:

(a)     Offer. The consummation of the Offer.

(b)     Stockholder Approval. If required by Law, the approval by the Company stockholders of the Top-Up Purchase and any other Transactions for which stockholder approval is required by Law.

(c)     Consents and Approvals. The Parties will have obtained or made those material consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority or other third party that is necessary to be obtained or made in connection with the consummation of the Top-Up Purchase as set forth on Schedule 6.4(c).

(d)     No Injunctions or Restraints. No Judgment issued by a court of competent jurisdiction or by a Governmental Authority, nor any Law or other legal restraint or prohibition, shall be in effect that would make the Top-Up Purchase illegal or otherwise prevent the consummation thereof; provided that the party seeking to assert this condition shall have used those efforts required hereunder to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition.

SECTION 6.5. Conditions to Obligations of Purchaser to Consummate the Top-Up Purchase. The obligation of Purchaser to consummate the Top-Up Purchase is further subject to the following conditions:

(a)     No Company Material Adverse Effect. Since the date of this Agreement through the Top-Up Closing, no fact or event has occurred or circumstance or change arisen that, individually or taken together with all other facts, circumstances, and events, has had a Company Material Adverse Effect.

(b)     Impairment of NOLs. Consummation of the Top-Up Purchase would not result, or not be reasonably likely to result, in any reduction or impairment in the NOLs under Section 382 of the Code.

(c)     Performance of Company Obligations. The Company shall have performed in all material respects all other obligations to be performed by it under this Agreement at or prior to the Top-Up Closing.

SECTION 6.6. Conditions to Obligations of Company to Consummate the Top-Up Purchase. The obligation of Company to consummate the Top-Up Purchase is further subject to the condition that Purchaser shall have performed in all material respects all other obligations to be performed by it under this Agreement at or prior to the Top-Up Closing.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1. Termination. This Agreement may be terminated and, to the extent not consummated, any of the Transactions may be abandoned at any time prior to the Offer Closing:

(a)     by mutual written consent of Purchaser and the Company;

(b)     by either the Company or Purchaser, if (i) Purchaser shall not have accepted for payment and paid for the shares of Company Common Stock pursuant to the Offer in accordance with the terms thereof on or prior to September 1, 2013 (the “Outside Date”); or (ii) the Offer is terminated or withdrawn pursuant to its terms and the terms of this Agreement without any shares of Company Common Stock being purchased thereunder; provided, however, that the right to terminate this Agreement under either clause of this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the event specified in such clause;

(c)     by either the Company or Purchaser, if any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition making the Offer illegal or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used those efforts required hereunder to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition;

(d)     by Purchaser prior to the acceptance of Shares of Company Common Stock for payment in the Offer, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Exhibit A and (B) is incapable of being cured or has not been cured by the Company within 30 calendar days after written notice has been given by Purchaser to the Company of such breach or failure to perform; or

(e)     by the Company, if

(i)     prior to the acceptance of Shares of Company Common Stock for payment in the Offer, (A) the Company is in compliance with its obligations under Section 5.6, (B) the Company Board has received a Superior Proposal, (C) the Company Board concurrently approves, and the Company immediately after termination of this Agreement enters into, a definitive agreement providing for the implementation of such Superior Proposal; or

(ii)     Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) has had or would reasonably be expected to have a Purchaser Material Adverse Effect, and (B) is incapable of being cured or has not been cured by Purchaser within 30 calendar days after written notice has been given by the Company to Purchaser of such breach or failure to perform.

The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 7.2. Effect of Termination. Upon the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void except for the provisions of (i) Sections 5.5(b), 7.1 and 7.3, and (ii) Article 8, which shall survive such termination; and, subject to Section 7.3, nothing herein shall relieve any party hereto from liability for any material breach of, or fraud in connection with, this Agreement. Without limiting the generality of the foregoing, it is understood and acknowledged that any failure of Purchaser to satisfy the payment obligations hereunder upon satisfaction of the conditions set forth in Exhibit A, Sections 6.1 and 6.2, or Sections 6.4 and 6.5, as applicable, will constitute a material breach of a covenant of this Agreement.

SECTION 7.3. Fees and Expenses.

(a)     Company Expense Reimbursement. If this Agreement is terminated pursuant to Section 7.1(d) or Section 7.1(e)(i), the Company shall promptly, but in no event later than five business days after termination of this Agreement, reimburse Purchaser for its fees, costs and expenses incurred in connection with the negotiation of and performance of its obligations under this Agreement (such fees, costs and expenses to be supported by reasonably detailed documentation), not to exceed $375,000 in the aggregate (the “Company Expense Reimbursement”).

(b)          Purchaser Expense Reimbursement. If this Agreement is terminated pursuant to Section 7.1(e)(ii), Purchaser shall promptly, but in no event later than five business days after termination of this Agreement, reimburse the Company for its fees, costs and expenses incurred in connection with the negotiation of and performance of its obligations under this Agreement (such fees, costs and expenses to be supported by reasonably detailed documentation), not to exceed $375,000 in the aggregate (the “Purchaser Expense Reimbursement”).

(c)     Reimbursement of Expenses. In the event the Agreement is not terminated pursuant to Section 7.1 and the Transactions are consummated in accordance with this Agreement, the Company shall promptly reimburse Purchaser for all reasonable costs and expenses incurred by it in connection with the consummation of the Transactions (including such fees and expenses incurred for legal and accounting services), not to exceed $375,000 in the aggregate. Except as set otherwise forth in Section 5.11 and this Section 7.3, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Transactions are consummated.

(d)     Company Termination Fee. If this Agreement is terminated pursuant to Section 7.1(e)(i), the Company shall promptly, but in no event later than five business days after the termination of this Agreement, pay Purchaser a fee in immediately available funds equivalent to 2.5% of the aggregate consideration contemplated by this Agreement for the purchase of the Shares in the Offer and the Top-Up Purchase (the “Company Termination Fee”). The Company Termination Fee shall be in addition to any Company Expense Reimbursement payable by the Company to the Purchaser.

(e)     Liquidated Damages.

(i)     Payment of the Company Reimbursement Expense and the Company Termination Fee pursuant to Section 7.3(a) and Section 7.3(d) shall (A) be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Purchaser, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for the termination giving rise to payment of such Company Termination Fee, and (B) be the sole and exclusive remedy of Purchaser against the Company, its Subsidiaries and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Company Parties”) for any loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder, and no Company Party shall have any other liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that in no event shall any liability of the Company Parties, or any of them, for willful material breach of or fraud in the performance of any of their covenants or agreements herein be limited.

(ii)     The Purchaser Expense Reimbursement of Section 7.3(b) shall (A) be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for the termination giving rise to payment of such Purchaser Termination Fee, and (B) the sole and exclusive remedy of the Company and its Affiliates against Purchaser, its Subsidiaries, as the case may be, and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, shareholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, shareholder, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing (collectively, the “Purchaser Parties”) for any loss or damage suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder, and none of the Purchaser Parties shall have any other liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby; provided, however, that in no event shall any liability of the Purchaser Parties, or any of them, for willful material breach of or fraud in the performance of any of their covenants or agreements herein be limited.

(f)          Costs of Recovery. The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the Transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Company Expense Reimbursement or the Company Termination Fee due pursuant to Section 7.3(a) or Section 7.3(d), respectively, or Purchaser fails to promptly pay the Purchaser Expense Reimbursement due pursuant to Section 7.3(b), and, in order to obtain such payment, Purchaser, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 7.3(a) or Section 7.3(d), or a judgment against Purchaser for the amount set forth in Section 7.3(b), the Company shall pay to Purchaser, on the one hand, or Purchaser shall pay to the Company, on the other hand, (i) its costs and expenses (including attorneys’ fees) in connection with such suit (such costs and expense to be supported by reasonable documentation) and (ii) interest on the amount payable pursuant to such judgment at the prime rate of Citibank N.A. in effect on the date of payment, with such interest being payable in respect of the period from the date that payment was originally required to be made pursuant to Section 7.3(a) or Section 7.3(b) of this Agreement, as applicable, through the date of payment.

SECTION 7.4. Amendment. This Agreement may be amended by the Parties hereto, without the need to obtain the approval of any third party beneficiaries, at any time before or after approval of this Agreement and the Transactions by the respective Boards of Directors or stockholders of the Parties hereto; provided, however, that after any such approval by the holders of Company Common Stock, no amendment shall be made that in any way materially adversely affects the rights of such stockholders (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders; provided further, that after the Offer Closing, any amendment in respect of this Agreement shall require the approval of the Pre-Existing Independent Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.5. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure. Notwithstanding the foregoing, after the Offer Closing any waiver in respect of this Agreement shall require the approval of the Pre-Existing Directors.

ARTICLE 8
GENERAL PROVISIONS

SECTION 8.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)     if to the Company:

iGo, Inc.

17800 N. Perimeter Drive

Suite 200

Scottsdale, Arizona 85255

Attention: Chief Executive Officer

with a copy to:

DLA Piper LLP (US)

2525 East Camelback Road, Suite 1000

Phoenix, Arizona 85015

Attention: Steven D. Pidgeon, Esq.

Fax: (480) 606-5524

(b)     if to Purchaser:

Steel Excel Inc.

590 Madison Ave., 32nd Floor

New York NY 10022

Attention: Jack L. Howard

Fax: (212) 520-2301

with a copy to:

JRA Law Partners, LLP

235 Pine Street, Suite 1300

San Francisco, California

Attention: Andrew H. Pontious, Esq.

Fax: (415) 788-6929

Notice so given shall (in the case of notice so given by mail or overnight courier) be deemed to be given when received and (in the case of notice so given by facsimile or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

SECTION 8.2. Representations and Warranties. Other than as otherwise expressly set forth herein, the representations and warranties contained in this Agreement shall not survive the later of the Offer Closing or the Top-Up Closing (if the Top-Up Purchase is necessary).

SECTION 8.3. Knowledge Qualifiers. “To the knowledge of the Company” and similar phrases mean the actual knowledge, after reasonable inquiry, of the executive officers of the Company prior to the Effective Time.

SECTION 8.4. Interpretations. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

SECTION 8.5. Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)     This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

(b)     Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any state or federal court located in the State of Delaware or in the Court of Chancery of the State of Delaware in the event any dispute arises out of this Agreement, the Offer, the Top-Up Purchase or any of the other Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a state or federal court located in the State of Delaware or the Court of Chancery of the State of Delaware.

(c)     Each of the parties to this Agreement irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the Transactions.

SECTION 8.6. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or other electronic transmission, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 8.7. Assignment; No Third Party Beneficiaries.

(a)     This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b)     Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that from and after the Closing each Indemnified Party, as an intended third party beneficiary of Section 5.7, may specifically enforce such provisions.

SECTION 8.8. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 8.9. Entire Agreement. This Agreement and the Confidentiality Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

[Signature page follows.]

IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be executed as of the date first written above.

IGO, INC.

By:
Name: Michael D. Heil
Title: President, Chief Executive Officer, and Secretary

STEEL EXCEL INC.

By:
Name:
Title:

Exhibit A

Conditions of the Offer

Notwithstanding any other term of the Offer or this Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered shares of Company Common Stock promptly after the termination or withdrawal of the Offer), to accept for payment or pay for any shares of Company Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer, in accordance with and subject to the terms of this Agreement if, at the then effective expiration date for the Offer, any of the following conditions exists:

(a)     the Minimum Condition has not been met;

(b)     Consummation of the Offer or the Transactions would result, or be reasonably likely to result, in any reduction or impairment in the NOLs under Section 382 of the Code;

(c)     any Judgment issued by a court of competent jurisdiction or by a Governmental Authority, or any Law or other legal restraint or prohibition, shall be in effect that would make the Offer or the Transactions illegal or otherwise prevent the consummation thereof; provided that Purchaser shall not assert this condition unless Purchaser have used those efforts required under the Agreement to resist, lift or resolve such Judgment, Law or other legal restraint or prohibition;

(d)     except as disclosed in the Company SEC Reports or as made available by posting such information to a “virtual data room” available to Purchaser, since the date of this Agreement, there shall have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect;

(e)     (A) any representation and warranty of the Company set forth in this Agreement that is qualified by reference to a Company Material Adverse Effect shall not be true and correct in all material respects as of the date of this Agreement and as of the then effective expiration date for the Offer, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time) or (B) any representation and warranty of the Company set forth in this Agreement that is not so qualified shall not be true and correct in all material respects as of the date of this Agreement and as of the then effective expiration date for the Offer, except to the extent such representation and warranty expressly relates to an earlier time (in which case on and as of such earlier time), other than in the case of clause (B) for such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect;

(f)     the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement prior to such time; or

(g)     this Agreement shall have been terminated in accordance with its terms;

A-1

which, in the reasonable judgment of Purchaser, makes it inadvisable to proceed with such acceptance for payment or payment.

The failure by Purchaser or any other Affiliate of Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

A-2

Exhibit B

Form of Tender and Voting Agreement

See attached.

B-1

Annex I

Index of Defined Terms

Acquisition Restrictions	27	Judgment	10
Adage	1	Law	3
Affiliate	6	Leases	21
Agreement	1	Lien	11
Authorizations	18	Maximum Amount	33
CERCLA	17	Minimum Condition	1
Code	6	Nasdaq	10
Company	1	NOLs	6
Company Board	9	Offer	1
Company Common Stock	1	Offer Closing	4
Company Disclosure Schedule	7	Offer Documents	3
Company Employee Benefit Plan	14	Offer Price	1
Company ERISA Affiliates	14	Outside Date	38
Company Expense Reimbursement	39	Permitted Liens	11
Company Financial Advisor	13	Person	6
Company Financial Statements	11	Post-Offer Board	27
Company Intellectual Property Rights	18	Pre-Existing Independent Directors	34
Company Material Adverse Effect	8	Proxy Statement	10
Company Material Contract	20	Purchaser	1
Company Parties	40	Purchaser Designees	34
Company Preferred Stock	8	Purchaser Disclosure Schedule	22
Company Registered IP	19	Purchaser Expense Reimbursement	39
Company SEC Reports	7	Purchaser Material Adverse Effect	22
Company Stockholders Meeting	28	Purchaser Parties	40
Company Subsidiaries	7	Purchaser Subsidiaries	23
Company Termination Fee	40	RCRA	17
Compensation Committee	7	Rights	8
Confidentiality Agreement	30	Rights Agreement	8
Contract	20	Sarbanes-Oxley Act	12
D&O Insurance	33	Schedule 14D-9	3
Director Resignations	34	SEC	2
Effective Time	6	Securities Act	6
Employee Benefit Plan	14	Share	1
Environmental Laws	17	Shares	1
ERISA	14	Significant Subsidiary	7
Exchange Act	2	Superior Proposal	32
Exchange Agent	4	Takeover Proposal	31
Exchange Fund	4	Tax Return	16
Fully Diluted Basis	1	Taxes	16
GAAP	11	Tender Agreement	1
Governmental Authority	10	Top-Up Closing	5
Hazardous Substance	17	Top-Up Closing Date	5
Indemnified Party	33	Top-Up Purchase	1
Information Statement	10	Top-Up Purchase Shares	1
Intellectual Property	18	Transactions	6

Schedule 6.4(c)

Consents and Approvals

Reference is made to Section 2.3(d) of the Agreement.